Exhibit 99.1

PRESS RELEASE

CONTACT: Brian L. Cantrell Alliance Holdings GP, L.P. 1717 South Boulder Avenue, Suite 600 Tulsa, Oklahoma 74119 (918) 295-1415

FOR IMMEDIATE RELEASE

ALLIANCE HOLDINGS GP, L.P.

Prices Initial Public Offering

TULSA, Oklahoma, May 9, 2006 – Alliance Holdings GP, L.P. (NASDAQ: AHGP) announced today that it has priced its initial public offering of 12.5 million common units at a price of $25.00 per unit. The common units will begin trading tomorrow on the NASDAQ National Market under the symbol “AHGP.” Alliance Holdings GP, L.P. owns a 1.98% general partner interest, 100% of the incentive distribution rights and an approximate 42.3% limited partner interest in Alliance Resource Partners, L.P. (NASDAQ: ARLP).

The 12.5 million units represent a 20.9% limited partner interest in Alliance Holdings GP, L.P., a master limited partnership. Alliance Holdings GP, L.P. has granted the underwriters a 30-day option to purchase up to an additional 1,875,000 common units.

Net proceeds from this offering will be paid as consideration to certain officers and employees of Alliance Resource Partners, L.P. for contribution of their partnership interests in ARLP to AHGP. The offering is expected to close on May 15, 2006.

Lehman Brothers Inc. is acting as sole book-running manager and joint-lead manager along with Citigroup Global Markets Inc. for the offering. In addition, A.G. Edwards & Sons, Inc., UBS Securities LLC, Wachovia Capital Markets, LLC, Raymond James & Associates, Inc., RBC Capital Markets Corporation, Credit Suisse Securities (USA) LLC and Stifel, Nicolaus & Company, Incorporated are acting as co-managers for the offering.

A copy of the prospectus relating to this offering may be obtained from Lehman Brothers Inc., c/o ADP Financial Services, Integrated Distribution Services, 1155 Long Island Avenue, Edgewood, NY 11717, Fax: 631-254-7268, email: corporateordering@adp.com, or from any of the other underwriters.

This news release does not constitute an offer to sell or the solicitation of an offer to buy any securities nor will there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

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About Alliance Holdings GP, L.P.

Alliance Holdings GP, L.P. is a limited partnership formed to own and control Alliance Resource Management GP, LLC, the managing general partner of Alliance Resource Partners, L.P., through which it will hold a 1.98% general partner interest and the incentive distribution rights in Alliance Resource Partners, L.P. In addition, Alliance Holdings GP, L.P. will own 15,550,628 common units of Alliance Resource Partners, L.P.

About Alliance Resource Partners, L.P.

Alliance Resource Partners, L.P. is a diversified producer and marketer of steam coal to major United States utilities and industrial users. Alliance Resource Partners, the nation’s only publicly traded master limited partnership involved in the production and marketing of coal, is currently the fifth largest coal producer in the eastern United States with operations in all major eastern coalfields. Alliance Resource Partners currently operates underground mining complexes in Illinois, Indiana, Kentucky, Maryland and West Virginia.

Partnership news, unit prices and additional information about Alliance Resource Partners, including filings with the Securities and Exchange Commission, are available at http://www.arlp.com. For more information, contact Alliance Resource Partners’ investor relations department at 918-295-7674 or via e-mail at investorrelations@arlp.com.

SOURCE: Alliance Holdings GP, L.P.

Alliance Holdings GP, L.P.

Brian L. Cantrell, 918-295-7673

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